CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Center Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Center Bancorp, Inc. of our report dated February 27, 2004 with respect to the consolidated statements of condition of Center Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K/A of Center Bancorp, Inc., incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report refers to Center Bancorp Inc.'s adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ KPMG LLP

Short Hills, New Jersey
October 25, 2004